Exhibit 10.05

AMENDED AND RESTATED NET WORTH MAINTENANCE AGREEMENT

          AMENDED AND RESTATED NET WORTH MAINTENANCE AGREEMENT, dated as of the 1st day of April 2002 , by and between Municipal Bond Investors Assurance Corporation, a corporation organized and existing under the laws of the State of New York (“MBIA”), and MBIA Assurance S.A., a corporation organized and existing under the laws of the Republic of France (“Assurance”);

W I T N E S S E T H

          WHEREAS, Assurance is a wholly-owned subsidiary of MBIA;

          WHEREAS, MBIA and Assurance are parties to a Net Worth Maintenance Agreement dated the 1st day of January, 1991, , as amended  (the “Original Agreement”), whereby MBIA  agrees to cause Assurance to maintain a minimum capital and surplus position as set forth in the Original Agreement; and

          WHEREAS, the parties desire to amend and restate the Original Agreement (including the amendment thereto) as set forth below in order to respond to certain requests made the French Insurance Commissioner.

          NOW, THEREFORE, in consideration of the covenants and understandings contained herein and upon the terms and conditions set forth below, the parties agree that the Original Agreement (including the amendment thereto) is hereby Amended and Restated as of the date set forth above as follows:

          Section 1.  Capital Stock.  MBIA shall own (either directly or indirectly through a wholly-owned intermediate subsidiary) not less than 100.0% of the outstanding capital stock of Assurance.

          MBIA shall not (directly or indirectly) create, incur, assume or suffer to exist any lien on the capital stock of Assurance.

          Section 2.  Net Worth Maintenance.  In consideration of the value to MBIA that Assurance have the highest possible claims-paying rating, MBIA hereby agrees to cause Assurance to maintain a minimum capital and surplus position of FFr. 30 million or such greater amount as shall be required now or in the future by French law or French regulatory authorities; provided however, any contributions by MBIA for such purpose shall in no event exceed 35% of MBIA’s policyholders’ surplus on an accumulated basis as determined by the laws of the State of New York. Further, contributions by MBIA hereunder shall be made in compliance with §1505 of the New York Insurance Law; provided that MBIA hereby confirms that it may make single contributions to MBIA Assurance that do not exceed $200 million each without taking any additional actions under §1505 of the New York Insurance Law with respect to any such single contribution.

          Section 3.  Payment obligation and Determination.

(a)	Assurance agrees to take all actions in a timely manner to require MBIA to make the contributions required of MBIA pursuant to Section 2 of this Agreement.

(b)

In the event of any dispute as to the amount required to be contributed by MBIA pursuant to Section 2 of this Agreement, the determination of such amount will be made by the firm of independent public accountants employed at the time’ to make audits of the books and records of Assurance and any such determination so made shall be final and binding for all purposes.  Determination by the independent public accountants shall be made promptly, as time is of the essence in such determination.

(c)

To the extent that any contributions are required to be made by MBIA under the terms of this Agreement, such contributions will be made in cash so that Assurance will be able to meet its obligations as they become due.

          Section 4.  Representations and Warranties.  MBIA hereby represents and warrants as follows:

          (a)     MBIA is a corporation duly organized and validly existing under the laws of the State of New York and has full power, authority and legal right to own its assets and to transact its business and to execute, deliver and perform this Agreement, and has taken all necessary corporate and legal action to authorize the execution, delivery and performance of this Agreement;

          (b)     This Agreement constitutes a legal, valid and binding obligation of MBIA enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally; and

          (c)     The execution, delivery and performance by MBIA of this Agreement will not violate, or require any consent, filing, approval or other action pursuant to, the Certificate of Incorporation, By-Laws or other corporate rules of MBIA or any provision of any law or regulation or of any judgment, order or decree of any court, arbitrator or governmental authority or of any agreement of any nature binding upon MBIA or its assets.

          Section 5.  Amendments.  This Agreement may be amended only by an instrument in writing executed by the parties, hereto, which amendment will only be effective after S&P and Moody’s have ‘stated in writing to Assurance that such amendment will not result in a lowering or withdrawal of the claims paying rating of Assurance.

          Section 6.  Governing Law.  This Agreement shall be a contract under, be governed by, and construed and interpreted in accordance with the laws of the State of New York.

          Section 7.  Forum Non Conveniens.  MBIA agrees to waive any right to stay or to dismiss any action or proceeding brought against it before the courts of France on the basis of forum non conveniens.

          IN WITNESS WHEREOF, this Agreement is made and entered into as of the day and year first above written.

MBIA INSURANCE CORPORATION

By:

Title:	Managing Director

MBIA ASSURANCE S.A.

By:

Title:	President